Exhibit 99.1

CYTORI THERAPEUTICS CONTACT

Megan McCormick

+1.858.875.5279

mmccormick@cytori.com

Cytori Therapeutics to Raise $10 Million In Registered Direct Offering

SAN DIEGO, May 30, 2014 – Cytori Therapeutics, Inc. (CYTX) entered into subscription agreements with certain institutional investors to raise approximately $10 million, before placement agent fees and offering expenses. At closing, Cytori will issue and sell to select investors 4,048,584 units, with each unit consisting of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock, at a purchase price of $2.47 per unit. The warrants, which will represent the right to acquire up to an additional 4,048,584 shares of common stock, will be exercisable immediately upon issuance at an exercise price of $3.00 per share, and will expire five years after the date of issuance.

Cytori intends to use the proceeds for general corporate purposes, including the continued development, manufacture, marketing and sale of the Celution® System family of products, including related research and clinical trials, and other related research and development, sales and marketing, and general administrative expenses, working capital and capital expenditures.

WBB Securities, LLC acted as placement agent for the offering.

Cytori is offering the securities in this transaction pursuant to an effective shelf registration statement (File No. 333-195846) filed with the Securities and Exchange Commission (SEC), a copy of which may be obtained at the SEC’s website: www.sec.gov. A prospectus supplement relating to the offering will be filed with the SEC and will also be available on the SEC’s website. The transaction is expected to close on or about June 4, 2014, subject to the satisfaction of customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and rescue tissue at risk of dying. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the offering and the amount and use of proceeds expected from the offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings, including in its quarterly report on Form 10-Q for the quarter ended March 31, 2014.Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

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